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                                 EXHIBIT 8


                   OPINION OF STOLL, KEENON & PARK, LLP
                     AS TO CERTAIN FEDERAL INCOME TAX
                   CONSEQUENCES OF THE PROPOSED MERGERS

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                              August 17, 1995




United Whitley Corp.
Bank of Williamsberg
300 Main Street
Williamsberg, Kentucky   40769


     Re:  United Whitley Corp./Bank of Williamsburg

Gentlemen:

     We have acted as counsel to Pikeville National Corporation, a Kentucky corporation ("Pikeville"), in connection with the proposed mergers (the "Mergers") of United Whitley Corp. ("Whitley") with and into Whitley Acquisition Corp., a Kentucky corporation ("Acquisition Corp.") and a wholly-owned subsidiary of Pikeville and Williamsburg Interim Bank, Inc. ("Interim Bank") with and into the Bank of Williamsburg ("Bank"), pursuant to the terms of the Agreement and Plan of Reorganization dated as of June 9, 1995 (the "Reorganization Agreement") by and among Pikeville, Acquisition Corp., Whitley, and Bank, and the accompanying Plans of Merger (the "Merger Agreements", which together with the Reorganization Agreement, are collectively referred to as the "Agreements"), each as described in the Registration Statement on Form S-4 to be filed by Pikeville with the Securities and Exchange Commission today (the "Registration Statement").
This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreements, (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by counsel prior to the Effective Time certain written representations and covenants of Pikeville, Whitley, and Bank

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     Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement (the "Prospectus") under the caption "Certain Federal Income Tax Consequences," except as otherwise indicated, expresses our opinion as to the material Federal income tax consequences applicable to holders of Whitley and Bank Common Stock. You should be aware, however, that the discussion under the caption "Federal Income Tax Consequences" in the Prospectus represents our best judgment as to the proper application of existing law to the instant transactions. There can be no assurance, however, that contrary positions may not be taken by the Internal Revenue Service and that such contrary positions might not prevail in a court of competent jurisdiction.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Stoll, Keenon & Park, LLP under the headings "Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement and the Prospectus.

                                   Very truly yours,



                                    /S/ STOLL, KEENON & PARK, LLP
                                   -------------------------------
                                   Stoll, Keenon & Park, LLP